UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2012

Hurco Companies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-9143	35-1150732
(Commission File Number)	(IRS Employer Identification No.)

One Technology Way
Indianapolis, Indiana	46268
(Address of Principal Executive Offices)	(Zip Code)

(317) 293-5309

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

On March 15, 2012, the Compensation Committee of the Board of Directors of Hurco Companies, Inc. (the "Company") authorized the Company to enter into employment agreements with each of the following executive officers: Michael Doar, Chairman of the Board, Chief Executive Officer and President; John G. Oblazney, Vice President, Secretary, Treasurer and Chief Financial Officer; John P. Donlon, Executive Vice President, Worldwide Sales and Service; Sonja K. McClelland, Corporate Controller, Assistant Secretary; and Gregory S. Volovic, Executive Vice President of Technology and Operations. The employment agreements terminate and supersede any previously existing employment-related engagements between the Company and the executive officers. The initial term of employment under each of the employment agreements would end October 31, 2012 with automatic one-year extensions unless either party gives 60-day notice prior to the expiration of the then-current term.

The employment agreements provide a base salary at the annual rate of $400,000 for Mr. Doar, $200,000 for Mr. Oblazney, $210,000 for Mr. Donlon, $160,000 for Ms. McClelland and $240,000 for Mr. Volovic, subject to increase or decrease at the discretion of the Company and a discretionary annual cash bonus. The employment agreements provide that each of the executive officers is eligible to participate in any employee benefit plans and programs generally made available to the Company's employees.

Each of the employment agreements provides that, if the Company terminates the executive's employment without Cause (as defined in the employment agreement) or he or she resigns for Good Reason (as defined in the employment agreements) prior to a Change in Control (as defined in the employment agreements), then he or she will be entitled to severance payments (1) in the form of a salary continuation benefit at his or her base salary then in effect for a period of nine months (twelve months in the case of Mr. Doar); (2) an additional monthly amount during the severance period equal to one-twelfth of the average of the executive's annual cash bonuses for the preceding three years; and (3) an additional monthly payment during the severance period equal to 140% of the Company's monthly cost at the time of termination for continuation of health insurance. In order to receive any of the severance payments, the executive must execute a release satisfactory to the Company. If an executive officer's employment is terminated by the Company without Cause or by the executive for Good Reason within twelve months following a Change in Control, then the executive will be entitled to the severance amounts disclosed in the preceding sentence for a period of eighteen months (twenty-four months in the case of Mr. Doar). In the event of termination of the executive's employment by reason of death, disability, retirement or termination by the Company for Cause, he or she is entitled to his or her base salary and benefits through the date of termination of employment.

The employment agreements contain restrictive covenants prohibiting the executive from competing with the Company, selling products to certain customers and hiring certain employees after termination of employment. The employment agreements also contain provisions protecting the Company's intellectual property and confidential information.

Copies of the employment agreements are filed as exhibits to this report, and the foregoing summary is qualified in its entirety by reference to the employment agreements filed herewith.

Item 5.07             Submission of Matters to a Vote of Security Holders

The Company held its Annual Meeting of Shareholders on March 15, 2012. The shareholders:

•	elected all eight of the Company's nominees for director to serve until the next Annual Meeting of Shareholders;
•	approved, on an advisory basis, the compensation for the Company's named executive officers as disclosed in the proxy statement; and
•	appointed Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2012.

Shares were voted on these proposals as follows:

	Number of	Number of
	Votes	Votes	Non-
Election of Directors:	FOR	WITHHELD	Votes	Abstentions
Robert W. Cruickshank	4,893,276	100,840	982,960	—
Michael Doar	4,896,132	97,984	982,960	—
Philip James	4,899,075	95,041	982,960	—
Michael P. Mazza	4,899,075	95,041	982,960	—
Andrew Niner	4,899,273	94,843	982,960	—
Richard Porter	4,943,257	50,859	982,960	—
Janaki Sivanesan	4,942,801	51,315	982,960	—
Ronald Strackbein	4,945,086	49,030	982,960	—

			Non-
	For	Against	Votes	Abstentions
Advisory vote to approve executive compensation:	4,873,614	103,534	982,960	16,968

	Number of	Number of
	Votes	Votes	Non-
	FOR	WITHHELD	Votes	Abstentions
Appointment of Public Accounting Firm:	5,931,981	16,540	—	28,555

Item 9.01             Financial Statements and Exhibits

10.1	Employment Agreement dated March 15, 2012 between Hurco Companies, Inc. and Michael Doar.*

10.2	Employment Agreement dated March 15, 2012 between Hurco Companies, Inc. and John G. Oblazney.*

10.3	Employment Agreement dated March 15, 2012 between Hurco Companies, Inc. and John P. Donlon.*

10.4	Employment Agreement dated March 15, 2012 between Hurco Companies, Inc. and Gregory S. Volovic.*

10.5	Employment Agreement dated March 15, 2012 between Hurco Companies, Inc. and Sonja McClelland.*

*Represents a management contract, or compensatory plan, contract or arrangement required to be filed pursuant to Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2012

HURCO COMPANIES, INC.

By:	/s/ John G. Oblazney
John G. Oblazney, Vice President, Secretary, and Chief Financial Officer

EXHIBIT INDEX

10.1	Employment Agreement dated March 15, 2012, between Hurco Companies, Inc. and Michael Doar.*

10.2	Employment Agreement dated March 15, 2012, between Hurco Companies, Inc. and John G. Oblazney.*

10.3	Employment Agreement dated March 15, 2012 between Hurco Companies, Inc. and John P. Donlon.*

10.4	Employment Agreement dated March 15, 2012 between Hurco Companies, Inc. and Gregory S. Volovic.*

10.5	Employment Agreement dated March 15, 2012 between Hurco Companies, Inc. and Sonja McClelland.*

*Represents a management contract, or compensatory plan, contract or arrangement required to be filed pursuant to Regulation S-K.